Exhibit 99.1

Sunnova Energy International Inc. 20 Greenway Plaza, Suite 475 Houston, TX 77046 sunnova.com

Sunnova Announces Safe Harbor and Convertible Debt Facilities to Fund Increased Growth

HOUSTON, December 30, 2019, /PRNewswire/ -- Sunnova Energy International Inc. (NYSE: NOVA) today announced that it has closed an aggregate $150 million in financing through an approximately $95 million revolving asset-based loan facility (the "Equipment Facility") and a private placement of $55 million aggregate principal amount of convertible senior notes (the "Convertible Notes Private Placement"). Access to this capital will allow Sunnova to fund its continued growth in customer count and battery storage sales, as well as fund the purchase of inventory that Sunnova intends to use to allow related solar energy systems to qualify for a 30 percent Federal investment tax credit ("ITC") by satisfying the 5 percent safe harbor method outlined in IRS notice 2018-59.

"Given strong operational momentum in the business, we now expect our 2020 customer growth to exceed expectations from even our third quarter call in October," said William J. (John) Berger, Chief Executive Officer of Sunnova. "These new debt facilities will enable us to finance the purchase of equipment, which will allow us to safe harbor the 30 percent ITC and give us access to additional working capital and asset level capital to fund our continuing growth."

The Equipment Facility will provide just over $95 million of debt availability, all of which will be drawn by year end 2019 to fund equipment purchases, with a maximum facility size of approximately $138 million, subject to lender consent. The Convertible Notes Private Placement provides for the issuance of $55 million in corporate level debt, with an option to increase to $75 million if all parties consent, with a high degree of repayment flexibility for the company.

"We are pleased that our unlevered asset-level returns, inclusive of all dealer payments, were not sacrificed to achieve our current growth and continue to be stable and attractive, consistent with our prior performance," said Berger. "This is a testament to our differentiated business model. We expect to continue the rapid growth of our industry-leading estimated net contracted customer value asset base as we maintain our focus on maximizing recurring cash flows. We see battery sales and attachment rates increasing faster than previously expected as an ever-growing number of large manufacturers ramp up new energy storage product launches. We also continue to see dealer and sub-dealer growth as more qualified dealers are drawn to our comprehensive and attractive product suite and our superior customer service. We are proud of the progress we made in 2019, which has created strong momentum for us as we move into 2020."

Sunnova intends to update guidance for 2020 customer growth no later than in connection with its fourth quarter 2019 earnings call.

The lenders under the Equipment Facility include affiliates of Credit Suisse (NYSE:CS) and LibreMax Capital, LLC.

Funds managed by Magnetar Capital and Tortoise Capital Advisors, L.L.C. purchased the convertible notes in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended.

Neither the notes, nor any shares of Sunnova's common stock issuable upon conversion of the notes,

have been registered under the Securities Act or any state securities laws, and unless so registered, such securities may not be offered or sold in the United States absent an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy these or any other securities and shall not constitute an offer, solicitation or sale of these or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expect," "plan," "anticipate," "going to," "could," "intend," "target," "project," "contemplates," "believe," "estimate," "predict," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding Sunnova's expectations in connection with the Equipment Facility and Convertible Notes Offering, access to and cost of capital, ability to fund growth, the tax qualification of its solar energy systems, estimated net contracted customer value growth, battery sales and attachment rates, industry product launches, growth of our dealer network, our future cash flows, financial condition and result of operations, our future financing activities, our future costs and references to longer term operational targets and future customer growth rate. Sunnova's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, our competition, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova's filings with the Securities and Exchange Commission, including Sunnova's prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 26, 2019. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova
Sunnova is a leading residential solar and energy storage service provider, serving customers in more than 20 U.S. states and territories. Our goal is to be the leading provider of clean, affordable and reliable energy for consumers, and we operate with a simple mission: to power energy independence.